UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   December 30, 2013

TUCOWS INC.
(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-28284	23-2707366
(State or Other	(Commission File	(IRS Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

96 Mowat Avenue, Toronto, Ontario, Canada	M6K 3M1
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 535-0123

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Information.

On December 30, 2013, Tucows Inc. (the “Company”) filed an Articles of Amendment to the Company’s Fourth Amended and Restated Articles of Incorporation to effect a 1-for-4 reverse stock split of the Company’s common stock, to be deemed effective on December 30, 2013, the date the Articles of Amendment is to be accepted for filing by the Department of State of the Commonwealth of Pennsylvania. As a result of the reverse stock split, every four (4) shares of the Company’s issued and outstanding common stock will be combined into one share of common stock and any fractional shares created by the reverse stock split will be rounded up to the nearest whole share.

The reverse stock split also applies to the issuance of the Company’s common stock pursuant to stock options outstanding immediately prior to the effective date of the reverse stock split. The reverse stock split will reduce the number of shares of the Company’s common stock outstanding from 43,625,048 shares on December 30, 2013 to approximately 10,910,000 shares.

Each shareholder’s percentage ownership interest in the Company and the proportional voting power remain unchanged after the reverse stock split, except for minor changes and adjustments resulting from rounding of fractional interest. The rights and privileges of the holders of the Company’s common stock are unaffected by the reverse stock split.

Beginning with the opening of trading on December 31, 2013, the Company’s common stock will trade on the NASDAQ Stock Market LLC on a split-adjusted basis. The Company’s common stock will continue to trade under the current trading symbol “TCX”. The Amendment to the Company’s Fourth Amended and Restated Articles of Incorporation is filed as Exhibit 3.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit Number	Exhibit
3.1	Articles of Amendment to the Company’s Fourth Amended and Restated Articles of Incorporation filed on December 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUCOWS INC.

By:	/s/ Michael Cooperman
Michael Cooperman
Chief Financial Officer

Dated: January 3, 2014

EXHIBIT INDEX

Exhibit Number	Exhibit
3.1	Articles of Amendment to the Company’s Fourth Amended and Restated Articles of Incorporation filed on December 30, 2013.